BNY HAMILTON FUNDS, INC.

Securities Purchased in Underwritings Involving Transactions with BNY Capital Markets, Inc. Subject to Rule 10f-3 Under the Investment
Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD JANUARY 1, 2000 - DECEMBER 31, 2000

BNY HAMILTON INTERMEDIATE NEW YORK TAX-EXEMPT FUND
					Date			Shares/Par Value
Security				Purchased		   Purchased	   Price

Suffolk County, New York	10/24/00		   750,000		   99.525
5.00%, 10/01/13

Shares/Par Value	Total Shares/	% of Offering	Purchased 	Shares/Par
Purchased		Par Value 	 	Purchased by 	from		Value held
By Fund Group	Offered		Group					12/31/00
			(000)

750,000		45,100		1.66%			PaineWebber	750,000

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.